Exhibit 10.2

PERSONAL EMPLOYMENT AGREEMENT

Signed and entered on the 18th day of the month of November 2018

By and Between:

My Size Israel 2014 Ltd.,

I.D. No. 515036895

Of 3 Arava St., Airport City

(the “Employer” and / or the “Company”)

of the one part;

And

Or Kles I.D. No. 039846936

Of 9 Hamashot St.,Yavne

(the “Employee”)

of the second part;

Whereas	the Company is a subsidiary of My Size Inc., a Delaware corporation, (the “Parent”), and is engaged in developing unique measurement technologies based on algorithms with applications in a variety of areas for smartphone and tablet apps market; and

Whereas	the Employee is a Chief financial officer of the Parent; and

Whereas	as of May 23, 2016, (the “Commencement Date”), under the prior existing terms, the Employee has been employed by the Company as a CFO (the “Position”); and

Whereas	the Company is interested in continuing to employ the Employee in the Position and the Employee is interested to continue to be employed by the Company in the Position; and

Whereas	the Position is a management position, which requires a special degree of personal trust as provided in clause 30(a)(5) of the Work and Rest Hours Law, 1951 (the “Hours Law”); and

Whereas	The Employer and the Employee (the “Parties”) desire to enter in writing the terms and conditions of the Employee’s employment, as set forth in this agreement (the “Agreement”).

Therefore the parties hereto agree as follows:

1.	Recitals

1.1.	The preamble to this Agreement, including the declarations constitute an integral part hereof, and are considered as the conditions of the Agreement.

1.2.	The headings in this Agreement are for convenience only and are not to be used to interpret or construe its provisions.

1.3.	All words used in this Agreement and its appendixes in masculine include feminine, unless the specific context of the Agreement requires otherwise.

The Position

1.4.	The Employee shall be employed by the Employer in the duties of the Position, as described above. In carrying out his Position, the Employee shall be responsible for the financial department and shall perform the duties and authorities of the Position, as shall from time to time be delegated or assigned to him by the Company CEO. The Employee shall report, as and when requested, to the CEO.

1.5.	The Employee’s employment and employment terms are subject to any legally required approvals, including, but not limited to, the Board, the sub-committee and the shareholders, as the case may be.

2.	Employee’s Undertakings and Declarations

2.1.	The Employee undertakes that, in order to duly fulfill the duties of the Position, he shall devote his time, and his desire, know-how, efforts, expertise and talents required for the proper performance thereof and he shall act with loyalty and dedication in order to maintain the property and rights of the Company.

2.2.	The Employee warrants that in performing his duties he will act in accordance with the policies of the Company and/or in accordance with specific instructions and approvals of the Board.

2.3.	The Employee hereby undertakes to act in accordance with the Employer’s safety regulations in effect from time to time, including the Employer’s anti sexual-harassment regulations.

2.4.	The Employee is aware and he hereby declares that his Position is a management position, that requires a special degree of personal trust, as well as requires him to perform activities at irregular hours and that, as provided in clause 30(a)(5) of the Hours Law.

2.5.	The Employee confirms and declares that he has been informed that the use of the computer and/or the electronic mailbox he was provided by the Employer is solely for purposes of his work and he may not use them for private purposes. The Employee confirms and declares that he been advised that he may make limited and reasonable use of the internet network also for private purposes. The Employee further declares that he has been advised that, in order to maintain a safe working environment, for the purposes of data security and in order to protect the Employer’s interests, data and information, the Employer conducts, from time to time, monitoring, maintenance and backup activities with respect to the use of the internet network, as well as the data stored on the Employer’s servers and email boxes, and as those means are provided to the Employee for the purpose of fulfilling his Position; the Employee declares that such actions by the Employer shall not be considered an infringement of his privacy. In the event of the occurrence of an irregular incident, in which a reasonable suspicion arises that the Employer has been compromised, in respect of an unauthorized act carried out by one of the Employer’s employees or an act that exposes the Employer to a law suit filed by any entity whatsoever, the Employer will conduct an investigation of the incident and, as required, will be entitled to carry out examinations and monitoring of the Employee’s personal computers and/or emails.

2.6.	The Employee confirms and declares that during or as a result of his employment he has provided and/or shall provide to the Employer, personal and private information about him, such as CV, employment terms and conditions, personal data, medical data, bank account information, biometric data as well as possible additional information (the “Private Information”). The Employee further confirms that he has been informed that such Private Information is collected, held and processed by the Employer and/or someone on its behalf during his employment, for the purposes of the ordinary course of business, including managing human resources and payroll by the Employer and the Employee confirms that the abovementioned shall not be considered an infringement of his privacy. In addition, the Employee confirms and declares that he has been informed and hereby expressly agrees that the Employer will be entitled to transfer the Private Information (in whole or in part) as part of the Employer’s needs as mentioned above, to the following: (a) Public Entities as defined in the Privacy Protection Act - 1981; (b) Entities related to the Employer, in Israel and abroad, including, but not limited to, any parent Employer, subsidiary, or affiliate of the Employer; (c) Legal advisors and tax consultants of the Employer, as well as external entities that provide services of managing human resources and payroll to the Company; (d) Third parties in the framework of any legal or economic due diligence; (e) Other entities that are not mentioned in sections (a) to (d) above, subject to a prior written notice of the Company addressed to the Employee concerning its intention to disclose any information about the Employee provided that the Employee does not oppose such delivery of information within seven (7) days after receiving such notice from the Employer. Such notice shall include the specific name of the entity and the purpose for which the Employer is willing to deliver such information.

2.7.	The Employee hereby undertakes that, during the term of his employment, he shall not engage, or be involved with, any additional and/or other work without the prior written consent of the Company.

2.8.	The Employee hereby warrants and represents that he is in a condition of good health and fit for working and that he does not suffer from any disability that might limit his ability to act in the Position and that the Employee will inform the Employer regarding any change that may occur regarding his state of health.

2.9.	The Employee hereby undertakes that upon termination of the employment of the Employee by the Employer for any reason whatsoever, whether at the initiative of the Employee or of the Employer, the Employer shall relinquish his Position in an orderly manner according to a procedure to be determined, and will turn over all matters under his care to whomever the Employer shall determine, in a manner which shall enable such person to continue with the performance of the Position in an orderly manner.

2.10.	The Employee undertakes, that upon the termination of his employment with the Employer, for any reason whatsoever, the Employee will return any asset, equipment, Employer’s documents, that may be in the Employee’s possession, and that the Employee will not have any right of lien in respect of any asset or property belonging to the Employer.

3.	Salary and Employment Benefits

3.1.	Working days and hours

3.1.1.	The Employee shall work on a full time basis, at least forty-two (42) hours per week; the weekly day of rest of the Employee shall be Saturday.

3.1.2.	The working hours shall be as may be required in accordance with his Position and tasks and the Employee acknowledges that he will be required to work overtime.

3.1.3.	As the terms of the Employee’s employment do not allow the Company to supervise his work and rest hours, at least a substantial part of the working hours, the Company cannot manage and record his work and rest hours in the attendance recording system. The pay slip of the Employee will contain an appropriate comment on the subject in accordance with the applicable law. Notwithstanding, the Employee shall report his attendance whenever possible.

3.2.	Salary

3.2.1.	In consideration for work carried out during a full month, the Employee shall receive a monthly salary in the amount of NIS 30,000 (gross) (the “Salary”).

3.2.2.	According at Section 2.4 the Employee acknowledges that the provisions of the Hours Law will not apply to the Employee and the Employee shall not be entitled to compensation for the necessity to work on irregular hours, overtime, and on weekly rest days, other than his Salary. The Employee confirms and declares that his Salary and his term of employment were determined based on the aforesaid.

3.2.3.	The Company shall pay the Employee the Salary by the ninth (9th) day of each month for the previous month.

3.2.4.	The Employee shall bear all governmental taxes and other payments which every employee is required to pay according to law.

3.2.5.	The Employee hereby approves that the Company shall be entitled to set off from the Employee’s Salary any debt the Employee owes and/or may owe to the Company (the “Debt”), subject to the Company informing the Employee in writing of the Debt, and the Employee has not explicitly in writing objected to the Debt within three (3) days of the Company’s notice.

3.3.	Bonuses

The Employee may be eligible to bonuses, all subject to Company’s policy on this matter.

3.4.	Annual Leave

3.4.1.	The Employee shall be entitled to twenty (20) working days as paid annual leave.

3.4.2.	The timing of the Employee’s leave will be coordinated with the Company.

3.4.3.	The Employee can accumulate his annual leave days up to forty (40) days.

3.4.4.	The redemption of annual leave days shall be in accordance with the Annual Leave Law, 5711-1951, and only upon termination of Employee’s employment with the Company.

3.5.	Sick Leave

3.5.1.	The Employee shall be entitled to sick leave, according to the provisions of the Sick Pay Law, 1976, as long as he provides the Company an appropriate medical confirmation and is not paid for the sick leave money from the National Insurance Institute and/or pension insurance and/or from any other party. On an ex-gratia basis, the Employee shall be entitled to his full Salary as of the first (1st) day of illness.

3.5.2.	The Employee may accrue up to ninety (90) days of sick leave. Accrued sick leave days are not redeemable, and the Employee will not be entitled to any kind of payment for unused sick days.

3.6.	Convalescence

The Employee shall be entitled to convalescence payment according to the applicable law.

3.7.	Pension Scheme and Severance pay

3.7.1.	On the Effective Date, the Employee is insured and will continue to be insured by the Company, as of his choice (“Pension Scheme”), as follows:

NIS 10,000 (gross) of the Salary is covered by managers' insurance policy in the "Harel" Insurance Company", and 20,000 NIS (gross) of the Salary is covered by pension fund in the "Altshuler Shacham".

3.7.2.	The payments for the Pension Scheme will continue to be based on the Employee’s Salary as set forth in Section 3.2.1 above and shall not include any other benefits and/or additional compensation, such as incentives of any kind. In the event that the Employee shall choose to insure his Salary in more than one pension program, in any event, the insured salary in all such programs shall not exceed the Employee’s Salary as set forth in Section 3.2.1 above.

3.7.3.	Should the Employee choose to continue to insure his Salary, fully or partially, in a managers’ insurance policy, the Company will pay to such policy an amount equal to 14.83% of the part of the Salary insured in the managers’ insurance policy: 8.33% for severance payments and 6.5% for both pension component and disability insurance to cover 75% of the Salary insured in the managers’ insurance policy, subject to the pension component being no less than 5%. In the event that the cost of the disability insurance will be higher than 1.5%, the Company shall bear such costs, subject to the pension component together with a disability component being of a maximum cost of 7.5%

3.7.4.	Should the Employee choose to insure his Salary, fully or partially, in a pension fund, the Company will pay to such fund an amount equal to 14.83% of the part of the Salary insured in the pension fund: 8.33% for severance payments and 6.5% for pension component.

3.7.5.	In addition, the Company will continue to deduct from the Employee’s Salary an amount equal to 6% for the Employee’s part of the Pension Scheme to be forwarded to the Pension Scheme, and the Employee hereby approve such deduction.

3.7.6.	The Company’s contributions to the Pension Scheme for severance component of 8.33% shall be in lieu of 100% of the severance compensation according to clause 14 of the Severance Pay Law, 1963.

3.7.7.	The Parties hereby declare that they wish to continue to adopt all the of the terms and conditions detailed in the general approval of the Minister of Labor regarding payments by employers to a pension fund and insurance fund in lieu of severance pay (the “General Permit”), in accordance with section 14 of the Severance Pay Law, 1963, attached as Appendix A to this Agreement, as will be updated from time to time. These terms and conditions oblige the Parties to this agreement. For the avoidance of doubt, it is hereby clarified that the above conditions do not derogate from the rights and/or benefits granted to the Employee in accordance with this Agreement.

3.7.8.	The Company waives all rights for return of the sums paid by it to the Pension Scheme for severance, unless the Employee’s right for severance was denied by court ruling under clauses 16-17 to the Severance Pay Law, 1963 or in the event that the Employee withdrew monies from the Pension Scheme without “Entitling Event”, as defined by the General Permit.

3.7.9.	The Employee shall bear all applicable taxes for any of the Employer’s and the Employee’s contributions to the Pension Scheme exceeding the maximum amount exempt from income tax for such payments

3.7.10.	The Employee hereby warrants and represents that he fully approves the aforesaid conditions detailed in this Section 3.7.

3.8.	Education Fund

3.8.1.	The Employee will continue to be entitled to an education fund of his choice in "Altshuler Shacham" (the "Education Fund").

3.8.2.	The contribution towards the Education Fund will be based on the Salary set forth in Section 3.2.1 above.

3.8.3.	The Employer’s monthly contributions shall be 7.5% and the Employee’s monthly contributions shall be 2.5% (by way of withholding from the Salary).

3.8.4.	The Employee shall bear all applicable taxes for any of the Employer’s and the Employee’s contributions to the Education Fund exceeding the maximum amount exempt from income tax for such payments

3.9.	Additional Benefits

The Employee shall be entitled to a Company’s car, Company’s cell phone and reimbursement for lunch expenses, all in accordance with the Company’s policy.

3.10.	Expenses

The Employee shall be entitled to reimbursement from the Company for all reasonable expenses and disbursements incurred by him in carrying out his duties under this Agreement subject to Company’s policy, including any reasonable expenses associated with traveling overseas (flights, accommodation and travel insurance).

4.	Term and Termination

4.1.	The terms and conditions of this Agreement shall be in effect as of September 1, 2018 (the “Effective Date”).

4.2.	Without derogating from the aforementioned, the Employee’s seniority shall be calculated as of the Commencement Date.

4.3.	The employment is for an unlimited period and shall continue until the termination of the Agreement as described below.

4.4.	Each of the Parties will be allowed to terminate this Agreement, for any reason, by giving the other party seventy-five (75) days prior written notice (the “Notice Period”).

4.5.	The Company has the right to determine whether, during the prior Notice Period, the Employee shall continue to actually work for the Company or whether the Company shall waive the actual work of the Employee during such period, all without derogating from the Employee’s right to receive a payment in lieu of notice period, according to law.

4.6.	In the event that the Employee terminates his employment without providing prior notice, the Company may deduct the amount equal to the Salary to which the Employee would have been entitled had he continued to work during the Notice Period from his Salary or from any other sum due to the Employee.

4.7.	Notwithstanding anything to the contrary herein, and without derogating from the causes of action available under the law, the Company may terminate this Agreement at any time during the term of this Agreement, without prior notice (or payment in lieu of such), in any of the following events (each cause for such termination, pursuant to the following and/or any applicable law shall be referred herein as: “Cause”):

4.7.1.	The Employee has been convicted of a criminal offence involving moral turpitude;

4.7.2.	The Employee has acted in bad faith and/or acted dishonestly and/or disloyally and/or has provided a false report and/or caused the Company malicious damage and/or broke the discipline code;

4.7.3.	The Employee has breached Chapter 5 and/or Appendix B of this Agreement.

5.	Loyalty, Confidentiality, Proprietary Information and Non-Competition

Concurrently with the execution of this Agreement, the Employee shall sign the Loyalty, Confidentiality, Intellectual Property and Non-Compete undertaking attached hereto as Appendix B to this Agreement, such letter of undertaking shall form an integral part of this Agreement.

6.	Miscellaneous

6.1.	This Agreement constitutes the entire understanding between the Parties, both oral and written, in relation to the employment of the Employee by the Company and this Agreement supersedes any previous agreements and understandings, whether explicit or implied, existing between the Parties prior to their signature hereof. As of signature hereunder, Parties shall only be subject to this Agreement. Any change and/or addition to this Agreement, in writing or in conduct, will not be valid unless drafted in writing and signed by the Parties.

6.2.	The Employer is not a member of any employers union and provisions of any agreement and/or collective agreement shall not apply to the relations between the Parties, and such relations shall be governed solely by the provisions of this Agreement.

6.3.	The payments according to the Agreement constitute the full consideration for all of Employee’s undertakings towards the Company and that he does not have, nor will have, any right to any additional payment of any kind whatsoever, whether monetary or its equivalent.

6.4.	The Company shall be entitled to transfer its rights under this Agreement to another company and/or person, provided that such transfer shall not prejudice the rights of the Employee as detailed in this Agreement and such transfer shall not give rise to a cause for resignation which will award him severance.

6.5.	Upon termination of employment relations, the Company shall be entitled to offset from any amount due to the Employee the total amount of monetary Debts owed by the Employee to the Company. By signing this Agreement the Employee gives an irrevocable instruction to the Company to deduct and/or offset from any amount due to him from the Company upon termination of the employment relations, all his Debts to the Company and he also undertakes to sign any document required on the date of termination of the employment for the purpose of allowing the Company to collect the all of the Employee’s Debts.

6.6.	Shall the Company waive its right to any of its rights as described in this Agreement such waiver will not be used as precedent to that right or any other right. It will not be referred to in the future either for cases that are alike or similar.

6.7.	This Agreement and the Employee’s employment shall be governed solely by the laws of State of Israel and the competent Israeli labor courts shall have the exclusive jurisdiction on all matters regarding the Employee’s employment.

6.8.	The addresses of the Parties for the purposes of this Agreement shall be as first written above. Any notice shall be delivered via certified mail and shall be considered delivered to the other party at the earlier of receipt or seventy-two (72) hours following the date of the post office authorization regarding receipt.

6.9.	The Employee confirms and declares that he had thoroughly read and understood this Agreement and he had thus signed this Agreement with full understanding of its content and significance.

In Witness Thereof the Parties Have Signed:

My Size Israel 2014 Ltd	/s/ Or Kles
Employer	Employee

Appendix A

GENERAL APPROVAL REGARDING PAYMENTS BY EMPLOYERS TO A PENSION FUND AND INSURANCE FUND IN LIEU OF SEVERANCE PAY

By virtue of my power under section 14 of the Severance Pay Law, 1963 (hereinafter: the “Law”), I certify that payments made by an employer commencing from the date of the publication of this approval publication for its employee to a comprehensive pension benefit fund that is not an insurance fund within the meaning thereof in the Income Tax (Rules for the Approval and Conduct of Benefit Funds) Regulations, 1964 (hereinafter: the “Pension Fund”) or to managers insurance including the possibility of an insurance pension fund or a combination of payments to an annuity fund and to a non-annuity fund (hereinafter: the “Insurance Fund”), including payments made by him by a combination of payments to a Pension Fund and an Insurance Fund, whether or not the Insurance Fund has an annuity fund (hereinafter: the “Employer’s Payments”), shall be made in lieu of the severance pay due to the said employee in respect of the salary from which the said payments were made and for the period they were paid (hereinafter: the “Exempt Salary”), provided that all the following conditions are fulfilled:

(1)	The Employer’s Payments -

(a) To the Pension Fund are not less than 14 1/3% of the Exempt Salary or 12% of the Exempt Salary if the employer pays for its employee in addition thereto also payments to supplement severance pay to a benefit fund for severance pay or to an Insurance Fund in the employee’s name in an amount of 2 1/3% of the Exempt Salary. In the event the employer has not paid an addition to the said 12%, its payments shall be only in lieu of 72% of the employee’s severance pay;

(b) To the Insurance Fund are not less than one of the following:

(i) 13 1/3% of the Exempt Salary, if the employer pays for its employee in addition thereto also payments to secure monthly income in the event of disability, in a plan approved by the Commissioner of the Capital Market, Insurance and Savings Department of the Ministry of Finance, in an amount required to secure at least 75% of the Exempt Salary or in an amount of 2 1/2% of the Exempt Salary, the lower of the two (hereinafter: “Disability Insurance”);

(ii) 11% of the Exempt Salary, if the employer paid, in addition, a payment to the Disability Insurance, and in such case the Employer’s Payments shall only replace 72% of the Employee’s severance pay; In the event the employer has paid in addition to the foregoing payments to supplement severance pay to a benefit fund for severance pay or to an Insurance Fund in the employee’s name in an amount of 2 1/3% of the Exempt Salary, the Employer’s Payments shall replace 100% of the employee’s severance pay.

(2)	No later than three months from the commencement of the Employer’s Payments, a written agreement is executed between the employer and the employee in which -

(i) The employee has agreed to the arrangement pursuant to this approval in a text specifying the Employer’s Payments, the Pension Fund and Insurance Fund, as the case may be; the said agreement shall also include the text of this approval;

(ii)The employer waives in advance any right, which it may have to a refund of monies from its payments, unless the employee’s right to severance pay has been revoked by a judgment by virtue of Section 16 or 17 of the Law, and to the extent so revoked and/or the employee has withdrawn monies from the Pension Fund or Insurance Fund other than by reason of an entitling event; in such regard “Entitling Event” means death, disability or retirement at or after the age of 60.

(3)	This approval is not such as to derogate from the employee’s right to severance pay pursuant to any law, collective agreement, extension order or employment agreement, in respect of salary over and above the Exempt Salary.

My Size Israel 2014 Ltd	/s/ Or Kles
Employer	Employee

Appendix B

Loyalty, Confidentiality, Non-Competition and Intellectual Property Undertakings

To:

My Size Israel 2014 Ltd

(the “Company”)

I, the undersigned, Ronen Luzon, I. D. No. 027837020, hereby declare, authorize and undertake towards the Company, as follows:

1.	Loyalty

1.1.	I undertake to act in good faith and in a skilled and professional manner in order to achieve the objectives of my employment and for the benefit of the Company, and I undertake to divulge to the Company, any item of news and to hand over any document related to its business, that will come into my possession as a result of my position in the Company.

1.2.	I undertake to exercise practical and business consideration in the fulfillment of my duties, aimed exclusively to benefit the interests of the Company and I undertake to not be in a situation of a conflict between my personal interests and the interests of the Company and I am aware of the fact that the obligation of full disclosure applies to in respect of a personal conflict that I may have in any matter related to the Company.

1.3.	I undertake to not receive any hidden proceeds, including commissions, rights and benefits of any kind whatsoever, as a result of my status in the Company or arising therefrom, and even should I receive such proceeds, in a way that I believe I am acting in good faith, that there is nothing improper in any way of receiving such, and the Company will be entitled to receive the proceeds or benefits or rights created or produced under these circumstances, in addition to any other remedy or relief permitted under the law.

1.4.	I undertake to refrain from transferring to myself and/or to anyone acting on my behalf, directly and/or indirectly, business activities and/or business opportunities that the Company is interested in within the ambit of the business of the Company and/or its affiliated corporations, and this during the duration of my period of employment and also for a period of twelve (12) months from the date of the termination of my employment at the Company, unless I have received prior written approval from the Company.

1.5.	I undertake that during the period of my employment at the Company and also for a period of twelve (12) months after the termination of my employment, I will not approach, in any manner whatsoever, the Company’s customers and/or the Company’s employees and/or the Company’s service providers and/or the Company’s affiliated corporations (the “Entities Affiliated to the Company”) and neither to anyone who was an Entity Affiliated with the Company during the last year of my employment, in order to solicit them and/or encourage them to carry out any work and/or to provide any service in the field of developing unique measurement technologies for smartphone and tablet apps market and/or in order to solicit them to terminate their engagement with the Company and/or with its affiliated corporations. The above mentioned in this paragraph will not apply in the case that the Company authorized such an engagement and/or approach as stated, in advance and in writing.

2.	Confidentiality

2.1.	I recognize that as part of my employment with the Company, I may be exposed to, have access to and be engaged in the development of any information or knowledge directly or indirectly related to the Company’s business and/or activity and/or products, including, without limitation, all data pertaining to the Company’s technical, professional data, technological developments, commercial/trade secrets, lists of customers and suppliers, price lists, method of determining prices, the Company’s policy regarding its customers and suppliers, methods of marketing and sales, financial information, training methods of the Company’s employees, information pertaining to transactions entered into or negotiated by the Company, security matters, and any technical, commercial or other information related to the Company which I learned of and/or came into my possession during or due to my employment (hereinafter: the “Confidential Information”). The Confidential Information will not include: information that is public knowledge through no wrongful act on my behalf; information that has or will become part of my professional skills. I acknowledge that the Company has received and may receive from time to time from third parties, information that is confidential or proprietary to such third party, as long as I received it as a result of my employment.

2.2.	I acknowledge that the Confidential Information is a valuable and unique asset of the Company’s business and that its use or disclosure would cause the Company substantial loss and damages.

2.3.	Accordingly, I hereby declare and undertake that, for the duration of my employment and for an unlimited period of time after termination of my employment, I shall maintain in absolute confidence and shall make no use and shall not deliver, disclose or publish in any manner whatsoever the Confidential Information.

2.4.	I undertake not to make any self-use or other of the Confidential Information in any manner whatsoever, whether for consideration or not, without the prior written consent of the Company.

2.5.	Upon the termination of my employment at the Company, for any reason whatsoever, I undertake to return to the Company, without delay, any information and/or software program that has come into my possession, including information and/or software programs prepared by me. Likewise, I undertake to not keep any photocopy and/or other form of copy of the information and the software in my possession.

2.6.	Upon the termination of the employer-employee relations, for any reason, I hereby undertake to destroy any material, information, reports, forms or anything else that I received from the Company or that I created for the Company, including materials that I created for the Company’s customers and which were saved or stored by me on my home computer and/or anywhere else that is not the Company’s server and/or the Company’s computers.

3.	Non-Competition

3.1.	I undertake that during a period of twelve (12) months from the date of the termination of employer-employee relations for any reason whatsoever, I will not compete with the business of the Company and/or I will not work and/or I will not be associated, whether for remuneration or nor for remuneration, whether as an employee or whether as a self-employed, whether as a partner or whether as a shareholder, whether as a consultant or whether in any other manner, in an Israeli or foreign organization, that competes with the Company and that engagement will reasonably give rise to the exposure of the Confidential Information of the Company, and this will in all probability cause damage to the Company. This limitation will apply throughout Israel and outside thereof, as long as such organization competes with the Company and is interested in its Confidential Information at the relevant time.

3.2.	I take this undertaking upon myself out of the recognition of my rights to work in my profession after the termination of employer-employee relations with the Company, and also with the recognition of the right of the Company to protect its vital business interests. The limitation period and the scope thereof have been agreed upon between me and the Company, after I had taken into account the totality of concurrences between me and the Company, the terms of my Salary, and after I decided that my undertaking will not constitute an unreasonable limitation to my capability to continue being employed in my profession also outside of the Company’s field of operations.

4.	Intellectual Property

4.1.	It is hereby agreed that any patents, models, names or commercial marks, copyright, as well as inventions, developments, enhancements or improvements, or other intellectual property of any kind whatsoever, that were made, invented or implemented by me, on my own and/or in conjunction with others, during the course of my work at the Company, and due to my employment at the Company (the “Intellectual Property”), will be the sole property and possession of the Company.

4.2.	I undertake to promptly disclose to the Company, any Intellectual Property and to assist the Company, to the best of my ability, to materialize its rights regarding the Intellectual Property and to sign any application or other document that will be required by the Company in order to materialize its rights and in order to register the Company as the owner of the above stated rights, as long as I will not be obligated to bear any expenses whatsoever in this regard.

4.3.	I am aware of the fact that I will not be eligible to a Service Invention, as its meaning in the Patents Law, 1967 (the “Patents Law”), and such will not be my property and the provisions of Article 132 (b) of the Patents Law will not apply to me and to the Company, in such a manner that even if I dispatch a notification to the Company regarding the Service Invention and even if the Company does not respond to me within six (6) months – the Company will not be considered, under any circumstances, as having waived the rights to such invention.

4.4.	I agree that I will not be entitled to any additional compensation and/or royalties and/or payment of any kind whatsoever for any Intellectual Property whatsoever, as defined above, over than the amounts paid by the Company, including Salary and all the rest of the terms of my employment.

4.5.	Without derogating from the generality of the above stated, I hereby explicitly waive any right, claim, or demand related to the eligibility for any payment, compensation or royalties related to any Intellectual Property, including with respect of any claim for consideration regarding Service Invention, under Article 134 of the Patents Law. I hereby declare that my Salary and all the rest of the accompanying terms of my employment paid and/or granted to me by the Company, constitute the full and final consideration for any intellectual property that I am likely to develop and/or compose and/or achieve by any other means as stated above in this letter of undertaking.

4.6.	In addition, I hereby waive the right to assert any claim or demand regarding the eligibility to receive royalties, compensation or rewards related to intellectual property before the Compensation and Royalties Committee set up at the Office of the Patents Registrar.

5.	Miscellaneous

5.1.	For purposes herein the term “Company” shall include the Parent and any affiliates or subsidiaries of the Company.

5.2.	I am aware of the fact that this letter of undertaking is an appendix to the employment Agreement between me and the Company and it constitutes an inseparable part thereof, to all intents and purposes.

5.3.	My undertakings in accordance with the this letter of undertaking will also apply in the case of the termination of employer-employee relations between the Parties and also in the case of the termination and/or annulment of the employment Agreement, to which this letter of undertaking constitutes an appendix.

5.4.	Despite the fact that the limitations detailed in this appendix are acceptable to me and I find them to be reasonable under the circumstances, if, in the event of, and for any reason whatsoever, a judicial instance will rule that the limitations are unreasonable, but they would have been reasonable should the terms and conditions have been altered, such as a change in the wording, a shortening of the time period, a reduction in the scope of the fields, and such other changes, then such changes will obligate me and the Company as if such were agreed between us from the outset, in such a manner that the validity of this document will be upheld.

5.5.	I acknowledge that this appendix constitutes my independent undertakings with regard to that stated in the appendix. Without derogating from the aforementioned, I acknowledge that any claim and/or demand and/or argument which I have and/or may have against the Company shall not constitute protection against the fulfilment of my obligations under this appendix.

5.6.	Nothing in this document shall be deemed to derogate from any remedy and/or right available to the Company as prescribed by law.

Or Kles	November 18, 2018	/s/ Or Kles
Name of the Employee	Date	Signature